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                                                                   EXHIBIT 4.44



                          THIRD AMENDMENT TO AMENDED
                         AND RESTATED CREDIT AGREEMENT


         THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment"), dated this 17th day of November, 1997, is made by and between INSTEEL INDUSTRIES, INC., a North Carolina corporation (the "Borrower"); and FIRST UNION NATIONAL BANK, a national banking association (the "Bank"), to the Amended and Restated Credit Agreement, dated January 26, 1996, as amended by First Amendment thereto, dated April 11, 1997, and by Second Amendment thereto, dated as of April 30, 1997 (the Amended and Restated Credit Agreement, as amended, modified, restated or supplemented from time to time, being hereinafter referred to as the "Credit Agreement). All capitalized terms used herein without definitions shall have the meanings ascribed to such terms in the Credit Agreement.

                                   RECITALS


         A. Pursuant to the Credit Agreement, the Bank has made available to the Borrower a Revolving Line of Credit in the amount of $50,000,000 and a Letter of Credit Facility in the amount of $10,000,000.

         B. The Borrower has requested that the Bank (i) consent to the sale of certain equipment owned by Insteel Wire Products Company, a subsidiary of Borrower ("IWP"), which equipment is leased by IWP to Insteel PanelMex S.A. de C.V. ("PanelMex") and the sale of IWP's seventy-one percent (71%) investment in PanelMex, (ii) change the ratio for the calculation for the marginal rate of interest and marginal facility fee to be paid by Borrower, and (iii) amend certain financial covenants.

         C. The Bank has agreed to such requests and the Borrower and the Bank have therefore agreed to amend the Credit Agreement as set forth herein.

                            STATEMENT OF AGREEMENT

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Borrower and the Bank hereby agree as follows:

                                   ARTICLE I

                        AMENDMENTS TO CREDIT AGREEMENT

         The Credit Agreement is hereby amended as follows:

         1.1 Defined Terms. Section 1.1. of the Credit Agreement is amended by deleting the definition of "Applicable Margin" in its entirety and by substituting in lieu thereof the following:
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         "Applicable Margin" shall mean, at any date of determination, the marginal rate of interest which shall be paid by Borrower in addition to the LIBOR Rate and the marginal facility fee rate to be paid which coincides to the Funded Debt to EBITDA Ratio (calculated for each Fiscal Quarter with respect to the Fiscal Quarter then ended and the immediately preceding three (3) Fiscal Quarters), which rates shall be determined at the end of each Interest Period and, if appropriate, the Applicable Margin shall be reduced or increased for the next Interest Period according to the following schedule:



   Funded Debt to                  Applicable Margin
    EBITDA Ratio                  For LIBOR Rate Loan                  Facility Fee
    ------------                  -------------------                  ------------
Equal to or less than                   0.375%                            0.175%
1.5 to 1.0

Greater than 1.5 to                     0.500%                            0.175%
1.0 but less than or
equal to 2.0 to 1.0

Greater than 2.0 to                     0.625%                            0.200%
1.0 but less than or
equal to 2.5 to 1.0

Greater than 2.5 to                     0.750%                            0.200%
1.0 but less than or
equal to 3.0 to 1.0

Greater than 3.0 to                     0.875%                            0.225%
1.0 but less than or
equal to 3.25 to 1.0

Greater than 3.25 to                    1.000%                            0.250%
1.0 but less than or
equal to 3.5 to 1.0

Greater than 3.5 to                     3.000%                            0.500%
1.0

         During the period from the effective date of this Amendment through March 31, 1998, if the Funded Debt to EBITDA Ratio is greater than 3.5 to 1.0 but less than or equal to 3.75 to 1.0, then the Applicable Margin for LIBOR Rate Loans and the facility fee shall be 1% and 0.25%, respectively. If the Funded Debt to EBITDA Ratio is greater than 3.75 to 1.0 on or prior to March 31, 1998 or if the Funded Debt to EBITDA Ratio is greater than 3.5 to 1.0 after March 31,


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         1998, then (i) the Default Rate shall be applicable to the Obligations and (ii) the facility fee due and payable pursuant to Section 4.6 of this Agreement shall be computed at the rate of 0.500%."

         1.2 Negative Covenants. Section 8.16, Funded Debt to EBITDA, is amended in its entirety to read as follows:

                  "8.16 Funded Debt to EBITDA Ratio. Permit the Funded Debt to EBITDA Ratio to be greater than (a) 3.75 to 1.0 for the four (4) Fiscal Quarters ending September 30, 1997, December 31, 1997 and March 31, 1998, and (b) 3.5 to 1.0 at the end of any Fiscal Quarter thereafter for the four (4) Fiscal Quarters then ended."

                                  ARTICLE II

                                    CONSENT

         2.1 CONSENT. The Borrower has requested that the Bank consent to the sale of certain equipment owned by IWP, which equipment is leased by IWP to PanelMex, and the sale of IWP's seventy-one percent (71%) investment in PanelMex. The Bank hereby grants its consent to such sales in accordance with the terms and provisions of the purchase and sale agreement, dated on or about the date of this Amendment, provided that not less than the aggregate sum of $1,200,000 in cash and notes or other instruments are received by the Borrower in connection with such sale, and of such amounts not less than $100,000 in cash on the closing date of such sale is paid directly to the Bank, for the account of the Borrower, and applied to the Obligations owing by the Borrower to the Bank. In such event, the Bank agrees that such sale shall not constitute an Event of Default under the Credit Agreement or any of the other Loan Documents.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to the Bank that:

         3.1 Acknowledgment of Obligations. As of the close of business on November 5, 1997, the aggregate principal amount of Revolving Loans owing by the Borrower was in the sum of $41,467,204.99, the aggregate amount of Letter of Credit Obligations owing by the Borrower was in the sum of $3,730,621.95, and the aggregate amount of Bankers' Acceptance Obligations owing by the Borrower was in the sum of $-0-, and that all such Obligations are due and owing by the Borrower to the Bank without any defense, deduction, offset or counterclaim of any nature.


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     3.2. Compliance With the Credit Agreement. As of the execution of this
Amendment, the Borrower is in compliance with all the terms and provisions set forth in the Loan Documents to be observed or performed by the Borrower, except where the failure of the Borrower to comply has been waived in writing by the Bank.

     3.3 Representations in Credit Agreement. The representations and warranties of the Borrower set forth in Credit Agreement are true and correct in all material respects

     3.4  No Event of Default. No Default or Event of Default exists.

                                   ARTICLE IV

                         MODIFICATION OF LOAN DOCUMENTS

     4.1 Loan Documents. Any individual or collective reference to any of the Loan Documents shall hereafter mean such Loan Document as amended by this Amendment, and as further amended, restated, supplemented or modified from time to time, including, without limitation, all references to the Credit Agreement, which shall mean the Credit Agreement as amended hereby and as further amended from time to time.

                                   ARTICLE V

                                    GENERAL

     5.1 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement and the other Loan Documents, "hereinafter", "hereto", "hereof", or words of similar import, shall mean the Credit Agreement of the other Loan Documents, as the case may be, as amended by this Amendment.

     5.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.

     5.3 Headings. The headings of this Amendment are for the purpose of reference only and shall not effect the construction of this Amendment.

     5.4 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE BANK EACH WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered under seal by their duly authorized officers to be effective as of the date first above written.

ATTEST:                             INSTEEL INDUSTRIES, INC.


/s/ Sandra S. White                 By:/s/ Michael C. Gazmarian
------------------------------         ------------------------------------
    Asst. Secretary                    Title:  Chief Financial Officer and
   [CORPORATE SEAL]                              Treasurer

      [SEAL]                        FIRST UNION NATIONAL BANK


                                    By:/s/ Richard J. Rizzo, Jr.
                                       ------------------------------------
                                       Title:  Vice President





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